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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 28, 1998

                              MCN ENERGY GROUP INC
             (Exact name of registrant as specified in its charter)

      MICHIGAN                       1-10070                     38-2820658
State of Incorporation          (Commission File              (I.R.S. Employer
                                      Number)                Identification No.)


500 GRISWOLD STREET, DETROIT, MICHIGAN                             48226
(Address of principal executive offices)                         (Zip Code)



              Registrant's telephone number, including area code:
                                 (313) 256-5500
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ITEM 5.  Other Events

On October 28, 1998 MCN Energy Group Inc. issued the following press release:

                         MCN ENERGY GROUP INC. REPORTS
                 THIRD-QUARTER RESULTS, UNVEILS STRATEGIC PLAN

Detroit, Oct. 28, 1998 - MCN Energy Group Inc. (NYSE:MCN), in announcing a third-quarter net loss and several charges, today said its board of directors has approved a refocused strategic plan designed to restore the company's record of solid financial performance. The board also approved a continuation of the current $.255 per share quarterly dividend on the company's common stock.
     MCN Chairman, President and CEO Alfred R. Glancy III said the third quarter marks a turning point as the company sets its strategic direction and lays the groundwork for rebuilding shareholder value.

THE STRATEGIC PLAN
"In our pursuit of rapid growth of the Diversified Energy segment during the past couple years, we entered projects that added earnings volatility and risk beyond the levels initially intended," Glancy said "Specifically, natural gas and oil exploration ventures - primarily in the Midcontinent/Gulf Coast region
- and our coal fines briquetting project have not performed as anticipated." Glancy provided a detailed outline of MCN's recent actions and its refocused strategic plan:
     "In August, we announced our intent to sell the Exploration & Production (E&P) unit, an effort that is proceeding on schedule. In September, we outlined a corporate realignment that is expected to remove approximately $15 million a year from our operating expenses. Today, we are announcing a special charge for the coal fines project and write-downs for several smaller investments that are not likely to prove economic over the long term. These are in addition to the previously announced third-quarter restructuring charges and E&P ceiling test write-down. We have put all of these issues behind us and are well positioned for improved performance.
     "Now, we are launching a refocused strategic direction that emphasizes steady growth through projects that offer more predictable, long-term earnings streams in areas that we know well. This plan entails more modest - but still substantial - capital investment levels of approximately $600 million to $700 million annually, compared with previous plans exceeding $1 billion a year. Those investments will be allocated approximately 25 percent within the Gas Distribution segment, 35 percent within Pipelines & Processing and 40 percent within Energy Marketing, Storage and Electric Power, primarily in North America.
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         "The strategic direction we plan to pursue during the next five years is not unlike the one we established in 1992, but incorporates a number of key lessons learned. Excluding the difficulties encountered with the E&P unit and the coal fines project, we have achieved excellent performance from our Diversified Energy businesses through a disciplined portfolio-management investment strategy. Those successes are the ones we now plan to replicate. Our Gas Distribution segment, which comprises more than half of MCN's overall portfolio, represents a solid utility business that provides substantial stability to our earnings base. It also holds the potential for excellent earnings growth over the next several years due to new regulatory initiatives and market opportunities.

         "Overall, we see a bright future for MCN Energy Group," Glancy concluded. "While there is no denying that the past several months have been the most difficult in our company's history, and the third-quarter charges are tough pills to swallow, MCN has a proud history of achievement and a clear vision for the future. MCN employees own more than 6 percent of the company's common stock, and you can be sure we are committed to rebuilding value for all shareholders."

THIRD-QUARTER RESULTS
MCN reported a third-quarter net loss, excluding unusual items, of $8.0 million, or $0.10 per diluted share, compared with earnings of $ 1.2 million, or $0.02 per share, in the 1997 third quarter. The lower results primarily reflect the impact of continued weak energy prices on the Diversified Energy segment, partially offset by reduced seasonal losses from lower operating costs in the Gas Distribution segment.

       The company's third-quarter net loss totaled $177.2 million, or $2.24 per diluted share, which included $169.2 million, or $2.14 per share, of unusual items consisting of: an $87.0 million, or $1.10 per share, special charge for the coal fines project; a write-down of $54.6 million, or $0.69 per share, incurred by the company's E&P unit due to full-cost-accounting rules, which require a "ceiling test" that imputes the value of oil and gas reserves based on current or contract prices at the end of the quarter rather than on their anticipated long-term value; restructuring charges of $8.4 million, or $0.11 per share, primarily from a corporate realignment designed to lower operating costs by approximately $15 million annually; and write-downs totaling $19.2 million, or $0.24 per share, recorded for other impaired investments.

       For the first nine months of 1998, net income, excluding unusual charges, was $82.9 million, or $1.05 per diluted share, compared with $92.1 million, or $1.27 per share, for the comparable 1997 period.

Diversified Energy

The Diversified Energy group recorded a break-even 1998 third-quarter, excluding unusual charges, compared with $17.8 million, or $0.23 per diluted share, earned a year earlier. The group's 1998 third-quarter results and activities include:


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        - EXPLORATION & PRODUCTION -- Excluding the ceiling test write-down, operating and joint venture income was $6.5 million, compared with $16.0 million for the 1997 third quarter. Gas and oil production was 24.3 billion cubic feet equivalent (Bcfe), down from 25.6 Bcfe in the third quarter of 1997, primarily due to the sale of certain producing oil properties since late 1997. MCN previously announced it intends to sell this unit in whole or part. Bids on all the E&P properties are expected no later than February 1999.

         - PIPELINES & PROCESSING -- Operating and joint venture income, excluding the coal fines project charge and the write-down of a Midwest pipeline investment, was $3.5 million in the 1998 third quarter, compared with $7.8 million in the corresponding period last year. The decrease reflects a 46 percent fall in methanol prices compared with the 1997 third quarter, as well as operating costs incurred by the coal fines project.

         Efforts to achieve briquette sales from the coal fines project succeeded in October as operating difficulties were remedied. However, delays in MCN's project, the defeat of federal legislation proposing to extend the required in-service deadline for such synthetic-fuel projects, and uncertainty regarding the company's ability to utilize synthetic-fuel tax credits led to the impairment of MCN's investment

         Meanwhile, several pipeline and processing joint ventures have progressed. In the Gulf of Mexico, Dauphin Island Gathering Partners (DIGP) proceeded with its second phase of expansion, which will increase its total natural gas throughput capacity when completed to 1.1 billion cubic feet per day (Bcf/d), up from pre-expansion capacity of 680 million cubic feet per day (MMcf/d). DIGP, 35 percent of which is owned by MCN, also signed definitive agreements in September with producers in the Gulf of Mexico to commit significant new deep-water natural gas supplies to the gathering system.

        At the DIGP system's onshore terminus in Alabama, Mobile Bay Processing Partners is constructing a 600 MMcf/d gas processing plant, with completion expected in the first quarter of 1999. The company owns 43 percent of the project.

        Cardinal States Pipeline, which gathers and transports coalbed methane in Appalachia, continued construction of a second 32-mile pipeline that will double throughput capacity to 200 MMcf/d to handle increasing production in the region. MCN owns 50 percent of this system.

        In West Texas, the 82-mile, 100 MMcf/d, 33 percent MCN-owned Val Verde pipeline was placed into service in August, transporting carbon dioxide to enhanced oil recovery projects in the Permian Basin.

        The company's one-third-owned Jonah gas gathering system in Wyoming is operating at its full capacity of 175 MMcf/d and pursuing plans to expand capacity to 325 MMcf/d during 1999.

        In Utah, the company in July formed the Crown Asphalt Distribution, LLC joint venture with Crown Energy Corp., acquiring asphalt distribution operations for approximately $14 million. These operations further enhance the value of the MCN/Crown Energy Asphalt Ridge joint venture, which recently completed construction of its first asphalt manufacturing plant.

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     Furthermore, the Vector Pipeline project in September and October received two preliminary federal regulatory approvals that make it a front-runner among competing efforts to provide a new strategic transportation link for up to 1 Bcf/d of natural gas from western Canada and the United States to growing markets in the Midwest and Northeast regions of the United States and eastern Canada. Final approvals are expected in the first quarter of 1999, with construction scheduled to begin shortly thereafter. MCN holds a 25 percent interest in this project.

     -- ENERGY MARKETING, GAS STORAGE & ELECTRIC POWER -- Excluding a $2.5 million restructuring charge related to exiting certain international power projects, this unit's operating and joint venture income totaled $8.3 million compared with $8.1 million in the 1997 third quarter. The 1997 quarter included a favorable $2.8 million property tax adjustment related to the Midland Cogeneration Venture (MCV) in Michigan. Increased contributions from international power projects and the company's additional 5 percent interest in MCV were partially offset by increased gas storage costs incurred by marketing operations. Natural gas sales and exchange deliveries rose 42 percent to 114.5 Bcf primarily due to increased volumes marketed in the Midcontinent/Gulf Coast supply area and in the midwestern United States.

     A number of electric power projects were announced or advanced in the third quarter. The company's Mobile Bay Power venture, a 40 megawatt (MW) gas-fired cogeneration facility near Mobile Bay, Ala., is expected to start operation in the first quarter of 1999. The plant, in which MCN has a 43 percent interest, will provide electricity and thermal energy to the Mobile Bay Processing Partners venture.

     The company in July became a 95 percent partner in a venture to build, own and operate a 140 MW power plant in Albuquerque, N.M. The Cobisa-Person Power project, a gas-fired peaking plant, is expected to be in service by the summer of 2000 and is backed by a long-term power purchase agreement with the Public Service Co. of New Mexico. The project will be constructed at the site of a decommissioned power plant, keeping costs low and accelerating its development.

     Several additional power projects currently being pursued could begin contributing to earnings within a year or two.

GAS DISTRIBUTION
     The Gas Distribution group typically records losses from seasonally lower demand in the third quarter. Excluding unusual charges related to the write-down of a gas distribution investment in Missouri and a gas gathering system in Michigan, this unit's 1998 third-quarter loss was $7.8 million, or $0.10 per diluted share, compared with a new loss of $16.6 million, or $0.21 per share, in the same period a year before. The improvement resulted from operating cost reductions. Total gas sales and transportation volumes in the 1998 third quarter fell to 175.3 Bcf from 207.6 Bcf a year earlier. The decline primarily was due to lower volumes transported for customers who pay a fixed fee for intermediate transportation capacity regardless of actual usage, so revenues were not affected.

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     Through the first nine months of 1998, Gas Distribution added approximately 12,000 new retail customers. It also continued aggressively marketing its extensive intrastate pipeline capacity to gas producers and marketers.
     Gas Distribution is expected to benefit beginning in 1999 from new revenue-generating opportunities, most notably through Michigan Consolidated Gas Company's recently approved three-year natural gas sales program. Among other things, the program provides an incentive for MichCon to reduce its purchased gas cost below $2.95 per thousand cubic feet, which would generate profits from a service that has historically been income-neutral. To date, MichCon has been able to contract for a substantial portion of its expected gas requirements at prices that help ensure profit contributions from this service. MichCon will share a portion of such profits with customers if its return on equity exceeds certain levels approved by the Michigan Public Service Commission.

CAPITAL INVESTMENTS
Capital investments of about $640 million in the first nine months of 1998 were made approximately 83 percent within the Diversified Energy group and the remaining 17 percent within the Gas Distribution group.

MCN Energy Group Inc. is a diversified energy holding company with approximately $4 billion of assets, and with markets and investments throughout North America and in Asia. The company operates through two major business groups: Diversified Energy, operating through MCN Investment Corporation, is involved in oil and gas exploration and production, natural gas gathering, transmission, processing and storage, energy marketing, electric power generation and distribution, and other energy-related businesses; Gas Distribution consists principally of Michigan Consolidated Gas Company, a natural gas distribution and transmission company serving 1.2 million customers in more than 500 communities throughout Michigan. Information about MCN Energy Group is available on the World Wide Web at http://www.mcnenergy.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. A discussion of these risks and uncertainties is included in the company's periodic reports filed with the Securities and Exchange Commission.


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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MCN ENERGY GROUP INC.

Date: October 28, 1998                By: /s/ Howard L. Dow III
                                          -----------------------------------
                                              Howard L. Dow III
                                          Senior Vice President and Treasurer